Exhibit 4.5

CENTERRA GOLD INC.

SHARE OPTION AND SHARE APPRECIATION RIGHTS PLAN

Amended and Restated as of December 9, 2010

Share Option and Share

Appreciation Rights Plan

-i-

CENTERRA GOLD INC.

SHARE OPTION AND SHARE APPRECIATION RIGHTS PLAN

Section 1.    Interpretation and Administrative Provisions

1.1	Purpose

The purposes of this Plan are to: (i) support the achievement of the Corporation’s performance objectives; (ii) ensure that interests of key persons are aligned with the success of the Corporation; and (iii) provide compensation opportunities to attract, retain and motivate senior management critical to the long-term success of the Corporation and its subsidiaries.

1.2	Definitions

For the purposes of the Plan, the following terms have the following meanings:

“Award” means an Option and, if applicable, the Share Appreciation Right granted in connection with the Option;

“Blackout Period” means the period imposed by the Corporation, during which a Participant may not trade in the Corporation’s securities and includes any period during which a Participant has material non-public information, but does not include any period when a regulator has halted trading in the Corporation’s securities;

“Board” means the board of directors of the Corporation;

“Change of Control” means any of:

(a)

any transfer, conveyance, sale, lease, exchange or otherwise, of all or substantially all of the assets of the Corporation to any person, partnership, joint venture or corporation (collectively, “Person”) other than a Person which was an affiliate (as defined in the Canada Business Corporations Act) of the Corporation immediately prior to such transaction (a “Centerra Affiliate”);

(b)

the first of any acquisition or series of acquisitions, directly or indirectly and by any means whatsoever by any Person other than a Centerra Affiliate, or by a group of Persons, acting jointly or in concert, (the “Acquirer”) of that number of voting shares of the Corporation which is equal to or greater than 20% of the voting shares issued and outstanding immediately after such acquisition unless any Person or group of Persons, acting jointly or in concert (the “Controller”) then owns directly or indirectly, more of the total issued and outstanding voting shares of the Corporation than the Acquirer, provided that a disposition by the Controller of voting shares such that it owns fewer of the total issued and outstanding voting shares of the Corporation than the Acquirer shall also be a Change of Control;

(c)

more than 20% of the voting shares of the Corporation become subject to a voting trust or similar arrangement other than in favour of any Centerra Affiliate, unless the Controller then owns directly or indirectly, more of the total issued and outstanding voting shares of the Corporation than such voting trust or similar arrangement;

(d)

the majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(e)	the Board, by resolution, deems that a Change of Control of the Corporation has occurred or is about to occur.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations promulgated thereunder;

“Committee” means the Human Resource and Compensation Committee of the Board;

“Common Share” means a common share of the Corporation;

“Corporation” means Centerra Gold Inc.;

“Disability” means the mental or physical state of the Participant such that:

(i)

the Board, acting reasonably, determines that the Participant is unable, due to illness, disease, mental or physical disability or similar cause, to substantially perform his or her duties with the Corporation or a Participating Company for any consecutive 3 month period or for any period of 6 months (whether or not consecutive) in any consecutive 12 month period and that there is no reasonable prospect of the Participant returning to active employment at the end of such period;

(ii)	a court of competent jurisdiction has declared the Participant to be mentally incompetent or incapable of managing his or her affairs or has appointed a guardian of the property of the Participant; or

(iii)	an attorney pursuant to a continuing power of attorney for property or similar instrument manages the affairs of the Participant due to the Participant’s mental incapacity;

“Eligible Person” means any employee or officer of a Participating Company (and includes any such person who is on a leave of absence authorized by a Participating Company);

“Exercise Price” means such amount as the Board may determine, provided that in no event shall the exercise price be less than Fair Market Value;

“Fair Market Value” means the volume weighted average trading price of the Common Shares on the principal Canadian stock exchange on which the Common Shares are traded for the 5 trading days immediately preceding the applicable day (calculated as the total value of Common Shares Traded over the 5 day period divided by the total number of Common Shares traded over the 5 day period);

“Notice of Exercise” means a notice substantially in the form set out as Schedule B, as amended by the Committee from time to time;

“Option” means a right granted to an Eligible Person to purchase Common Shares of the Corporation pursuant to the terms of this Plan;

“Option Agreement” means an agreement substantially in the form set out as Schedule A, as amended by the Committee from time to time;

“Participant” means any Eligible Person to whom an Award is granted;

“Participating Company” means the Corporation and such of its subsidiaries as are designated by the Board from time to time;

“Plan” means the Centerra Gold Inc. Share Option and Share Appreciation Rights Plan, as amended from time to time;

“Retirement” means a resignation of a Participant which the Committee determines should be treated as Retirement;

“Share Appreciation Right” has the meaning set out in Section 3.1;

“Substitution Event” has the meaning set out in Section 2.5;

“Termination Date” means the date a Participant ceases to be an Eligible Person and does not include any period of statutory, contractual or reasonable notice of termination of employment or any period of salary continuance or deemed employment; and

“U.S. Participant” means any Participant who is a United States citizen or United States resident alien as defined for purposes of Code Section 7701(b)(1)(A).

Where the context so requires, words importing the singular number include the plural and vice versa, and words importing the masculine gender also include the feminine and neuter genders.

1.3	Administration

Subject to the Committee reporting to the Board on all matters relating to this Plan and obtaining approval of the Board for those matters required by the Committee’s mandate, this Plan will be administered by the Committee which has the sole and absolute discretion to: (i) grant Awards to Eligible Persons; (ii) determine the exercise price, vesting, terms, limitations, restrictions and conditions upon such grants; (iii) interpret and administer the Plan; (iv) establish, amend and rescind any rules and regulations relating to the Plan (subject to obtaining any required regulatory approval); and (iv) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan, in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable (subject to obtaining any required regulatory approval). Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Participants.

Each Award is intended to be exempt from Code Section 409A. Notwithstanding the foregoing, to the extent that any Award granted to a U.S. Participant, is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, such Award shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Code Section 409A. If any provision of the Plan contravenes Code Section 409A or could cause the U.S. Participant to incur any tax, interest or penalties under Code Section 409A, the Committee may, in its sole discretion and without the U.S. Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Code Section 409A, or to avoid the incurrence of taxes, interest and penalties under Code Section 409A, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the U.S. Participant of the applicable provision without materially increasing the cost to the Corporation or contravening Code Section 409A. However, the Corporation shall have no obligation to modify the Plan or any Award and does not guarantee that Awards will not be subject to taxes, interest and penalties under Code Section 409A.

1.4	Governing Law

This Plan is to be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

1.5	Common Shares Reserved for Issuance

(a)

A maximum of eighteen million (18,000,000) Common Shares are available for issuance under this Plan, provided that Common Shares reserved for issuance pursuant to Awards which are cancelled or terminated without having been redeemed will again be available for issuance under this Plan.

(b)

Under no circumstances may the Plan, together with all of the Corporation’s other previously established or proposed share compensation arrangements result, at any time, in the number of Common Shares reserved for issuance pursuant to Awards and/or other units or stock options to any one person exceeding 5% of the outstanding issue.

(c)

Any insider and that insider’s associates may not, within a 12 month period, be issued a number of Common Shares under the Plan and/or under any other share compensation arrangement of the Corporation exceeding 5% of the outstanding issue.

(d)

Under no circumstances may the Plan, together with all of the Corporation’s other previously established or proposed compensation arrangements, result, at any time, in the number of Common Shares issued to or reserved for issuance to insiders exceeding 10% of the outstanding issue.

(e)	The terms “share compensation arrangement”, “outstanding issue”, “insider” and “insider’s associates” have the meanings attributed thereto in the Toronto Stock Exchange Company Manual.

Section 2.    Options

2.1	Grant of Options

(a)

The Board may grant Options to Eligible Persons in its sole discretion. The award of an Award to an Eligible Person at any time shall neither entitle such Eligible Person to receive nor preclude such Eligible Person from receiving a subsequent grant of an Award and shall not restrict in any way the right of the Corporation or any Participating Company to terminate the Eligible Person’s employment. Options may be granted with or without related Share Appreciation Rights.

(b)

The Committee may determine when any Option will become vested and may determine that the Option will become vested in installments. In the absence of any other determination (including, without limitation, in a Participant’s employment agreement), Options will become vested as follows:

(i)	as to one-third on the first anniversary of the date of grant;

(ii)	as to an additional one-third, on the second anniversary of the date of grant;

(iii)	as the remaining one-third, on the third anniversary of the date of grant;

provided that subject to the terms of any employment or other agreement between the Participant and the Corporation or the Committee expressly providing to the contrary, Options which are not vested prior to a Participant’s Termination Date shall not become vested thereafter.

2.2	Expiry of Options

Options granted must be exercised no later than 8 years after the date of grant or such shorter period as the Committee may require. Notwithstanding any other provision of this Plan, each Option that would expire during or within ten (10) days immediately following a Blackout Period, shall expire on the later of its expiration date and ten (10) days immediately following the expiration of the Blackout Period.

2.3	Termination, Retirement, Death or Resignation

(a)

If a Participant ceases to be an Eligible Person by reason of death, all options which have vested at the Participant’s date of death will be exercisable by the Participant’s legal representatives for a period of one year after the Participant’s date of death and all Awards which are not vested as at the Participant’s

Termination Date or which are not so exercised other than as set out in Sections 2.3(a) or (b) expire, subject to Section 2.2.

(b)

If a Participant ceases to be an Eligible Person by reason of Retirement or Disability, all unvested Awards will continue to vest and all vested Awards will be exercisable for 3 years from the Termination Date and all Awards which are not so exercised expire, subject to Section 2.2.

(c)

If a Participant ceases to be an Eligible Person for any other reason, all Awards which have vested at the Termination Date will be exercisable by the Participant for a period of 90 days after the Termination Date and all Awards which are not vested at the Termination Date or which are not exercised within the 90 day period expire, subject to Section 2.2.

(d)	Notwithstanding the foregoing, no Award may be exercised after its stated expiration.

(e)	The Committee may, in its sole discretion, accelerate the vesting of any Award.

2.4	End of Participation

At the time a Participant ceases to hold Awards which are or may become exercisable, the Participant ceases to be a Participant.

2.5	Assumption or Substitution

In the event of: (i) a Change of Control; or (ii) a merger, amalgamation, or other transaction pursuant to which the Common Shares are converted into other property, whether in the form of securities of another corporation, cash or otherwise (each a “Substitution Event”), then any surviving or acquiring corporation shall assume any Award outstanding under the Plan or shall substitute similar Awards (including an award to acquire the same consideration paid to the security holders in the transaction effecting the Substitution Event) for those Awards outstanding under the Plan. In the event any surviving corporation or acquiring corporation refuses to assume such Awards or to substitute similar stock options for those Awards outstanding under the Plan, then with respect to such Awards, the vesting of such Awards (and, if applicable, the time during which such Awards may be exercised) shall be accelerated in full, and the Awards shall terminate if not exercised (if applicable) at or prior to such event.

No fractional Common Shares or other security shall be issued upon the exercise of any Award and accordingly, if as a result of a Substitution Event, a Participant would become entitled to a fractional Share or other security, such Participant shall have the right to acquire only the next lowest whole number of Common Shares or other security and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

Notwithstanding any other provision of this Plan, in the event of a potential Change of Control or other Substitution Event, the Board shall have the power to make such changes to the terms of the Awards as it considers fair and appropriate in the circumstances, including but not limited to: (i) accelerating the date at which Awards become exercisable; (ii) otherwise modifying the terms of the Awards to assist the Participants to tender into a take-over bid or other arrangement leading to a Change of Control; and thereafter (iii) terminating, conditionally or otherwise, the Awards not exercised following successful completion of such. If the Substitution Event referred to in this Section 2.5 is not completed within the time specified therein (as the same may be extended), the Awards which vested pursuant to this Section 2.5 shall be returned by the Participant to the Corporation and reinstated as authorized but unissued Common Shares and the original terms applicable to such Awards shall be reinstated.

Notwithstanding anything in this Plan to the contrary, with respect to U.S. Participants, all assumptions, substitutions or adjustments made pursuant to this Section 2.5 shall be made in compliance with Code Section 409A.

2.6	Agreements

Each Award must be confirmed by an agreement (an “Option Agreement”) substantially in the form attached as Schedule A signed by the Corporation and by the Participant acknowledging that the Participant agrees to be bound by the terms of this Plan.

2.7	Exercise of Option

In order to exercise an Option, the Participant must file with the Secretary of the Corporation a completed Notice of Exercise. The exercise price of each Common Share purchased under an Option must be paid in full by bank draft or certified cheque at the time of exercise. Upon receipt of payment in full and subject to the terms of this Plan, the Corporation will deliver to the Participant certificates for the number of Common Shares in respect of which the Option is exercised less the number of Common Shares with a Fair Market Value equal to all required withholdings and remittances, as fully paid and non-assessable. The number of Common Shares with a Fair Market Value equal to all required withholdings and remittances shall be sold and the proceeds of such sale remitted by the Corporation to the appropriate Canadian taxation authorities.

Section 3.    Share Appreciation Rights

3.1	Grants of Share Appreciation Rights

(a)

The Committee may, from time to time, grant rights (“Share Appreciation Rights”) to any Eligible Person in connection with the grant of any Option. Any such grant of Share Appreciation Rights shall be included in the Option Agreement.

(b)	A Share Appreciation Right is the right to surrender to the Corporation all or a portion of an Option in exchange for an amount equal to:

(i)	the Fair Market Value as of the date such Option or portion thereof is surrendered of the Common Shares issuable on exercise of such Option or portion thereof minus

(ii)	the Exercise Price of such Option or portion thereof, relating to such Common Shares and any amount required to be withheld by applicable law.

3.2	Exercise

Share Appreciation Rights shall be exercisable only at the same time, by the same persons and to the same extent, that the Option related thereto is exercisable. Upon exercise of any Share Appreciation Right, the corresponding portion of the related Option shall be surrendered to the Corporation. In the sole discretion of the Corporation, the Corporation may require a Participant to exercise an Option and receive Common Shares rather than a Share Appreciation Right or may transfer to the Participant the number of Common Shares determined as the amount determined in accordance with Section 3.1(b) less any applicable withholding taxes divided by the Fair Market Value of a Common Share on the date the Share Appreciation Right is exercised.

Section 4.    General

4.1	Capital Adjustments

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders, or any other change in the capital of the Corporation affecting Common Shares, the Committee will make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change (for the purpose of preserving the value of the Awards), with respect to (i) the number or kind of shares or other securities reserved for issuance pursuant to this Plan; and (ii) the number or kind of shares or other securities subject to unexercised Awards previously granted and the exercise price of those Awards; provided, however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional shares.

4.2	Non-Exclusivity

Nothing contained herein will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Participant, subject to any required regulatory or shareholder approval.

4.3	Unfunded Plan

To the extent any individual holds any rights under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of a general unsecured creditor of the Corporation.

4.4	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Corporation and each Participant, including without limitation, the legal representative of a Participant, or any receiver or trustee in bankruptcy or representative of the creditors of a Participating Company or a Participant.

4.5	Transferability of Awards

Rights respecting Awards shall not be transferred or assigned other than by will or the laws of descent and distribution.

4.6	Amendment and Termination

The Committee may amend, suspend or terminate the Plan, or any portion thereof, at any time, subject to those provisions of applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange), if any, that require the approval of shareholders or any governmental or regulatory body. However, except as expressly set forth herein, no action of the Committee, Board or shareholders shall alter or impair the rights of a Participant without the consent of the affected Participant, under any Award, or any rights pursuant thereto, previously granted to the Participant. The Board or the Committee may make any amendments to the Plan without seeking shareholder approval except the following amendments for which Shareholder approval will be required:

(a)

amendments to the number of Common Shares issuable under the Plan, including an increase to a fixed maximum number of Common Shares or a change from a fixed maximum number of Common Shares to a fixed maximum percentage;

(b)	amendments to the Plan that increase the length of the period after a Blackout Period during which Awards or any rights pursuant thereto may be exercised;

(c)

amendments which would reduce the exercise price of an Award or would result in the exercise price for any Award or any rights pursuant thereto granted under the Plan being lower than the fair market value of the Common Shares at the time the Award or any rights pursuant thereto is granted, except a reduction in connection with any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin off or other distribution or other change in the capital of the Corporation affecting Common Shares;

(d)	any amendment expanding the categories of Eligible Person which would have the potential of broadening or increasing insider participation;

(e)

any amendment extending the term of an Award or any rights pursuant thereto held by an insider beyond its original expiry date except an extension of an Award or any rights pursuant thereto that would otherwise expire during a Blackout Period, to 10 days following the end of the Blackout Period;

(f)	the addition of any other provision which results in participants receiving Common Shares while no cash consideration is received by the Corporation;

(g)	an amendment to add cashless exercise feature if there is no full deduction of the underlying securities;

(h)	amendments to this Section 4.6; and

(i)	amendments required to be approved by shareholders under applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange).

4.7	No Special Rights

Nothing contained in the Plan or in any Award will confer upon any Participant any right to the continuation of the Participant’s employment by a Participating Company or interfere in any way with the right of any Participating Company at any time to terminate that employment or to increase or decrease the compensation of the Participant. Awards shall not be considered Common Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Common Shares, nor shall any Participant be considered the owner of Common Shares.

4.8	Other Employee Benefits

The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Award or the sale of Common Shares received upon an exercise of an Option will not constitute compensation with respect to which any other employee benefits of that Participant are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, insurance or salary continuation plan, except as otherwise specifically determined by the Committee.

4.9	Compliance with Legislation

The Committee may postpone any exercise of any Award or the issue of any Common Shares pursuant to this Plan for as long as the Committee in its discretion may deem necessary in order to permit the Corporation to effect or maintain qualification of the Common Shares issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that the Common Shares are exempt from that qualification. The Corporation is not obligated by any provision of this Plan or grant hereunder to sell or issue Common Shares in violation of the law of any government having jurisdiction therein. In addition, if the Common Shares are listed on a stock exchange, the Corporation will have no obligation to issue any Common Shares pursuant to this Plan until such Common Shares have been duly listed. The Corporation shall make all reasonable commercial efforts to maintain and effect the qualification of Common Shares.

4.10	Tax Consequences

It is the responsibility of the Participant to complete and file any tax returns which may be required under Canadian, U.S., and other applicable jurisdiction’s tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan. No Participating Employer shall be held responsible for any tax consequences to the Participant as a result of the Participant’s participation in the Plan.

4.11	No Liability

The Corporation shall not be liable to any Participant for any loss resulting from a decline in the market value of any Common Shares.

4.12	Effective Date

The Plan was effective May 1, 2004 and was amended and restated effective March 17, 2010.

CENTERRA GOLD INC. SHARE OPTION AND SHARE APPRECIATION RIGHTS PLAN

SCHEDULE A

OPTION AGREEMENT AND CONFIRMATION

[Name of Employee]

(the “Participant”)

Pursuant to the Centerra Gold Inc. Share Option and Share Appreciation Rights Plan (the “Plan”) effective May 1, 2004, as amended and restated effective March 17, 2010, and in consideration of services provided to any Participating Company by the Participant, Centerra Gold Inc. hereby grants to the Participant an Option to acquire                              Common Shares of Centerra Gold Inc. at an exercise price of $                     per Common Share. The Option is granted: ☐ with Share Appreciation Rights                  ☐ without Share Appreciation Rights.

All capitalized terms not defined in this agreement have the meaning set out in the Plan.

Subject to earlier expiry in accordance with the Plan, the Option shall cease to be exercisable and shall expire on                                 ,             . The Option vest as follows:

(a)	as to one-third, at any time during the term of such Option from and after the first anniversary of the date of grant of the Option;

(b)	as to an additional one-third, at any time during the term of such Option from and after the second anniversary of the date of grant of the Option;

(c)	as to the remaining one-third, at any time during the term of such Option from and after the third anniversary of the date of grant.

Centerra Gold Inc. and the Participant understand and agree that the granting and exercise of this Option and the issue of Common Shares are subject to the terms and conditions of the Plan, all of which are incorporated into and form a part of this agreement.

DATED                                 ,             .

CENTERRA GOLD INC.

Per c/s

I agree to the terms and conditions set out herein and confirm and acknowledge that I have not been induced to enter into this agreement or acquire any Option by expectation of employment or continued employment with any Participating Company.

Signature

Name (please print)

CENTERRA GOLD INC. SHARE OPTION AND SHARE APPRECIATION RIGHTS PLAN

SCHEDULE B

ELECTION

TO:	CENTERRA GOLD INC. (the “Company”)

Attention:        The Secretary

Pursuant to the Centerra Gold Inc. Share Option and Share Appreciation Rights Plan (the “Plan”), the undersigned elects to:

☐     exercise options to purchase the number of Common Shares of the Company, which are subject of options granted in the corresponding year, at the exercise price per Common Share, as indicated in the table below.

Grant Year	Number of Exercisable Options Available	Number of Options to Exercise	Exercise Price per Common Share

Total

☐	exercise a Share Appreciation Right (“SAR”) in respect of Common Shares. Note that this option is applicable only to 2004 SAR grants.

DATED                                         .

Name of Employee

THIS CONFIRMS THAT THE NUMBER OF EXERCISABLE OPTIONS AVAILABLE INDICATED IN THE ABOVE TABLE IS CORRECT.

CENTERRA GOLD INC.

By: VP, Human Resources and Administration